CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
FIC Investments USA Corp.

We hereby consent to the use in this Registration Statement on Form S-1 of our report (which contains an explanatory paragraph relating to FIC Investments USA Corp.'s ability to continue as a going concern as described in Note 2 to the financial statements) dated November 16, 2007, relating to the financial statements of FIC Investments USA Corp. for the years ended April 30, 2007 and 2006, and the related statements of operations, stockholders' deficit, and cash flows for each of the two years then ended, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP

Houston, Texas
March 6, 2008